Exhibit 99.1

Crescent Energy Announces Positive Amendments to Revolving Credit Facility and

Completes Secondary Equity Offering

Term extended to five years; borrowing base increased by 11%

Over $600 MM of total liquidity as of August 31, 2022

Public equity float increased by 15% through offering transactions

Houston, September 26, 2022 – Crescent Energy Company (NYSE: CRGY) (“Crescent” or the “Company”) today announced amendments to its revolving credit facility (the “Credit Facility”), effective September 23, 2022. The amendments were recently approved by the 11 member banks supporting the facility and reflect the strength of the business, an outlook for substantial cash flow, growing proved reserves and a strong balance sheet.

Amendment Highlights

•	An 11% increase in the Company’s borrowing base to $2.0 billion from $1.8 billion

•	A flat elected commitment amount of $1.3 billion

•	A term extension for the Credit Facility of 28 months, or through September 2027; Crescent has no near-term maturities

•	A decrease in the interest rate margin for amounts outstanding on the Credit Facility by 50 bps

Crescent CEO David Rockecharlie said, “For more than a decade, we have executed a consistent strategy that focuses on cash flow, returns and risk management. A core part of our risk management strategy includes maintaining a strong balance sheet, significant liquidity and access to capital at attractive rates to allow us to manage through the inherent cycles in our business. Today’s positive amendments to our Credit Facility and the successful completion of our recent public equity offering reflect the quality and scale of our growing portfolio and our stakeholders’ confidence in our ability to continue to execute our proven business plan.”

Summary of Recent Equity Offering Transactions

The Company continues to take strategic actions in-line with its stated capital markets priorities to strengthen its capital structure, improve market awareness and grow its public equity float. On September 13, 2022, Crescent completed an all secondary underwritten public offering of 5,750,000 shares of its Class A common stock at $15.00 per share, raising gross proceeds to the selling stockholders of $86 million (inclusive of the exercised greenshoe option). The offering was complemented by the Company’s concurrent purchase of 2,568,140 units of Crescent Energy OpCo LLC (“OpCo Units”) at the same price per share received by the selling stockholders. KKR & Co. retained its existing stake in Crescent, with the selling shareholder base selling down pro-rata. Subsequent to the successful completion of the combined transactions, Crescent’s public equity float increased by approximately 15%.

	CRGY as of 7/31	Secondary Offering and OpCo Unit Purchase(1)	CRGY Current
Class A - Public Shares	42.0	6.3	48.3
Class B - Private Shares	127.5	(8.9)	118.6
Total Shares Outstanding	169.5	(2.6)	166.9
KKR & Co. Ownership	16%		16%

Financial Position

As of August 31, 2022, the Company had principal amount of indebtedness of $1.4 billion and net debt of approximately $1.4 billion, consisting of $700 million of senior unsecured notes and $716 million of outstanding borrowings on its Credit Facility. Total liquidity as of August 31, 2022 was $601 million, including availability on its revolver, cash and cash equivalents of $29 million and outstanding letters of credit of $12 million. Crescent has a Net LTM Leverage(2) ratio of 1.2x, in-line with its stated target. The Company expects to generate significant Levered Free Cash Flow for the remainder of 2022, which it plans to use to fund its dividend and further strengthen the balance sheet.

(1)	Inclusive of the exercised greenshoe option and 572,354 shares of Class A Common Stock that were distributed in kind concurrent to the secondary equity offering.
(2)

Net LTM Leverage as of 6/30/22. Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the “Credit Agreement”) governing Crescent’s Revolving Credit Facility. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

About Crescent Energy Company

Crescent is a well-capitalized, U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states and substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns, operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, sustained cost inflation and central bank policy changes associated therewith, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise their respective forward-looking statements based on new information, future events or otherwise.

Company Contact

For additional information, please reach out to IR@crescentenergyco.com.

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